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                                 SCHEDULE 14A
                                (Rule 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              STERIS CORPORATION
               (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: ________

  (2) Aggregate number of securities to which transaction applies: ___________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____________

    ________________________________________________________________________

  (4) Proposed maximum aggregate value of transaction: _______________________

  (5) Total fee paid: ________________________________________________________

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid: ________________________________________________

  (2) Form, Schedule or Registration Statement No.: __________________________

  (3) Filing Party: __________________________________________________________

  (4) Date Filed: ____________________________________________________________

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

                              STERIS CORPORATION

              5960 Heisley Road .  Mentor, Ohio 44060-1834 .  USA

TO OUR SHAREHOLDERS:

  The 2000 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight-Saving Time, on Friday, July 21, 2000, at the Radisson Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect three directors for terms running through the 2002 Annual Meeting. Management will also report on fiscal year 2000 results. We urge you to attend the meeting and to vote FOR the nominees for director listed in the Proxy Statement.

  The formal notice of the meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully.

  Please sign and return the enclosed Proxy whether or not you plan to attend the meeting to assure your shares will be voted. If you do attend the meeting, and the Board of Directors joins me in hoping that you will, there will be an opportunity to revoke your Proxy and to vote in person if you prefer.

                                          Sincerely,

                                          /s/ Bill R. Sanford
                                          Bill R. Sanford
                                          Chairman of the Board
                                          and Chief Executive Officer

June 22, 2000

                              STERIS CORPORATION

              5960 Heisley Road .  Mentor, Ohio 44060-1834 .  USA

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 21, 2000

  The Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight-Saving Time, on Friday, July 21, 2000, at the Radisson Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio, USA, for the following purposes:

    1. To elect three directors to serve until the 2002 Annual Meeting; and

    2. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on June 9, 2000, as the record date for determining shareholders entitled to notice of the meeting and to vote.

  The Company's integrated Annual Report to Shareholders and Form 10-K for the year ended March 31, 2000, is being mailed to shareholders with the Proxy Statement. The Proxy Statement accompanies this Notice.

                                          By Order of the Board of Directors

                                          /s/ David C. Dvorak

                                          David C. Dvorak
                                          Secretary

June 22, 2000

  Please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to be present at the Annual Meeting. If you attend the Annual Meeting, you may revoke your Proxy and vote your shares in person.

                              STERIS CORPORATION

               5960 Heisley Road . Mentor, Ohio 44060-1834 . USA

                                PROXY STATEMENT

                         Annual Meeting, July 21, 2000

The Proxy
and
Solicitation
             This Proxy Statement is being mailed on or about June 22, 2000, to the shareholders of STERIS Corporation ("STERIS" or the "Company") of record as of the close of business on June 9, 2000, in connection with the solicitation by the Board of Directors of the enclosed form of Proxy for the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Daylight-Saving Time, on Friday, July 21, 2000, at the Radisson Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio, USA. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a writing appointing a Proxy by giving notice to the Company in writing or in open meeting, or by submitting a subsequent Proxy. The cost of soliciting the Proxies will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person, by telephone, telecopy, or e-mail. STERIS has engaged a professional proxy solicitation firm, Georgeson Shareholder Communications Inc., to aid in the solicitation of Proxies, for whose services the Company will pay a fee of not more than $10,000.

Voting
Securities
             As of the record date set by the Board of Directors of June 9, 2000, the Company had 67,503,981 Common Shares outstanding and entitled to vote at the Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than forty-eight hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If voting in the election of directors is cumulative, each shareholder will have the right to cumulate the shareholder's votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or the shareholder may distribute the shareholder's votes on the same principle among two or more nominees. In the event of cumulative voting, the persons named in the enclosed Proxy will vote the shares represented by valid Proxies on a cumulative basis for the election of the nominees listed on pages 3 and 4, allocating the votes among the nominees in accordance with their best judgment.

  Common Shares represented by properly executed Proxies will be voted in accordance with the specifications made thereon. If no specification is made, Proxies will be voted FOR the election of the nominees named herein. Abstentions and broker non-votes, unless a broker's authority to vote on a particular matter is limited, are tabulated in determining the votes present at a meeting. An abstention or a broker non-vote (assuming a broker has unlimited authority to vote on the matter) has no effect with respect to the election of a director nominee. An abstention or a broker non-vote has the same effect as a vote against the approval of a proposal, as each abstention or broker non-vote would be one less vote for the approval of a proposal.

  Director nominees receiving the greatest number of votes will be elected as directors. Other actions generally require a majority vote of those shareholders present or represented by Proxy at the Annual Meeting of Shareholders, provided that a quorum is present or represented at the meeting.

Purposes
of Annual
Meeting
             The Annual Meeting has been called for the purposes of (1) electing directors of the class whose term of office expires in 2002 and (2) transacting such other business as may properly come before the meeting.

  The persons named in the enclosed Proxy have been selected by the Board of Directors and will vote shares represented by valid Proxies. They have indicated that, unless otherwise specified in the Proxy, they intend to vote to elect as directors of Class II the three nominees listed on pages 3 and 4.

Election of
Directors
                STERIS has a classified board system, with the Board of Directors divided into two classes (Classes I and II), the members of which serve staggered two-year terms. The terms of the current Class II directors, Jerry E. Robertson, Frank E. Samuel, Jr., Bill
R. Sanford, and Loyal W. Wilson, expire at the 2000 Annual Meeting. Messrs. Samuel and Sanford have determined not to stand for reelection at the 2000 Annual Meeting and the Board of Directors, as permitted by the Company's Amended and Restated Regulations, has determined to reduce the size of the Board of Directors from seven to six members. Accordingly, after the 2000 Annual Meeting, the Board of Directors will be comprised of three Class I directors and three Class II directors.

The Board of Directors recommends a vote FOR the election of the three nominees listed on pages 3 and 4. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, the Proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend.

The Company has no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the Proxy will vote in accordance with their judgment on such matters.

Ownership of
Voting
Securities
                The following table sets forth information furnished to the Company with respect to the beneficial ownership of the Company's Common Shares by each executive officer named below, director and nominee, and by all directors and executive officers as a group, each as of May 31, 2000. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

                                                      Number of Shares  Percent
  Name                                               Beneficially Owned of Class
  ----                                               ------------------ --------
Bill R. Sanford(1)..................................     2,501,228        3.6%
Raymond A. Lancaster(2).............................        69,162          *
Kevin M. McMullen...................................         1,600          *
J. B. Richey(3).....................................       161,102          *
Jerry E. Robertson(3)...............................        64,262          *
Frank E. Samuel, Jr.(4).............................        91,118          *
Loyal W. Wilson(3)(5)...............................       104,142          *
Les C. Vinney.......................................         1,200          *
William A. O'Riordan (6)(7).........................       108,368          *
David C. Dvorak (6)(8)..............................        85,589          *
Gerard J. Reis (9)..................................        75,400          *
Michael A. Keresman, III(10)........................       513,400          *
Thomas J. Magulski(11)..............................        94,834          *
All directors and executive officers
 as a group (14 persons)(12)........................     3,900,927        5.5%

----------
  * Less than one percent
 (1) Includes 1,892,000 Common Shares subject to options that are exercisable within 60 days.
 (2) Includes 3,400 Common Shares held by Mr. Lancaster as custodian for his minor children and 2,000 Common Shares as to which Mr. Lancaster's wife has sole voting power and sole dispositive power. Also includes 56,000 Common Shares subject to options that are exercisable within 60 days.
 (3) Includes 60,000 Common Shares subject to options that are exercisable within 60 days.
 (4) Includes 80,000 Common Shares subject to options that are exercisable within 60 days.
 (5) Includes 2,000 Common Shares as to which Mr. Wilson's wife has sole voting power and sole dispositive power.
 (6) Common Shares owned by participants in the STERIS Corporation 401(k) Plan and Trust are reflected as of May 31, 2000, the most recent accounting available.
 (7) Includes 107,500 Common Shares subject to options that are exercisable within 60 days.

 (8) Includes 85,000 Common Shares subject to options that are exercisable within 60 days.
 (9) Includes 75,000 Common Shares subject to options that are exercisable within 60 days.
(10) Includes 510,500 Common Shares subject to options that are exercisable within 60 days. Also includes 2,760 Common Shares held by the Keresman Family Trust, with regard to which Mr. Keresman has voting and dispositive power as trustee.
(11) Includes 82,500 Common Shares subject to options that are exercisable within 60 days.
(12) Includes 3,094,510 Common Shares subject to options that are exercisable within 60 days.

  The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company's outstanding Common Shares.

                                                Amount and Nature of Percent of
      Name and Address of Beneficial Owner      Beneficial Ownership   Class
      ------------------------------------      -------------------- ----------
      State of Wisconsin Investment Board......      7,206,900(1)      10.68%
      P.O. Box 7842
      Madison, WI 53707

      Mellon Financial Corporation.............      3,630,542(2)       5.38%
      One Mellon Center
      Pittsburgh, PA 15258

----------
(1) As of June 10, 2000, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, the State of Wisconsin Investment Board, a government agency which manages public pension funds, has sole voting and dispositive power with respect to all of these shares.
(2) As of January 27, 2000, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, Mellon Financial Corp., as a holding company reporting on behalf of its subsidiaries, has sole voting power as to 2,739,956 of these shares, shared voting power as to 179,300 of these shares, sole dispositive power as to 3,259,642 of these shares, and shared dispositive power as to 370,900 of these shares.

Section 16(a)
Beneficial Ownership
Reporting Compliance
                  Based on Company records and information, the Company believes that all Securities and Exchange Commission filing requirements applicable to directors and executive officers under Section 16(a) of the Securities Exchange Act of 1934, as amended, for the fiscal year ended March 31, 2000, were complied with.

Board of Directors
                The following provides as to nominees and directors whose terms of office will continue after the Annual Meeting, the principal occupation and employment, age, the year in which each became a director of the Company, and directorships in companies having securities registered pursuant to the Securities Exchange Act of 1934, as amended.

                   NOMINEES FOR TERMS EXPIRING AT THE ANNUAL
                     MEETING IN 2002 (Class II Directors)

Kevin M. McMullen (age 39) is a new nominee. Since January 2000, Mr. McMullen has been President and Chief Operating Officer of OMNOVA Solutions Inc., a leading provider of specialty chemicals, coatings, and decorative and functional surfaces used in a variety of commercial and industrial applications. Mr. McMullen became a member of OMNOVA's Board of Directors in March 2000. Mr. McMullen also held the position of Vice President of OMNOVA and President, Decorative & Building Products from September 1999 until January 2000. Previously, Mr. McMullen was Vice President of GenCorp Inc., a technology-based manufacturer with other leading positions in the aerospace and defense and automotive industries, and President of GenCorp's Decorative & Building Products business unit from September 1996 until GenCorp's spin-off of OMNOVA in October 1999. Prior to joining GenCorp, Mr. McMullen held the position of General Manager of the Commercial & Industrial Lighting business of General Electric Corporation, a diversified services, technology, and manufacturing company, from 1993 to 1996, and the position of General Manager of General Electric Lighting's Business Development and Strategic Planning activities from 1991 to 1993.

  Jerry E. Robertson (age 67) joined the Company's Board of Directors in 1994. Dr. Robertson retired in March 1994 from 3M Company where he most recently served (since 1986) as Executive Vice President, Life Sciences Sector and Corporate Services, and as a member of the Board of Directors. Dr. Robertson is also currently a member of the Boards of Directors of Coherent, Inc. and Choice Hotels International.

  Loyal W. Wilson (age 52) joined the Company's Board of Directors in 1987. Mr. Wilson has been a Managing Director of Primus Venture Partners, Inc., a private equity investment and management firm, since its inception in 1983. Mr. Wilson is also currently a member of the Board of Directors of Corinthian Colleges, Inc.

                    CONTINUING DIRECTORS WHOSE TERMS EXPIRE
               AT THE ANNUAL MEETING IN 2001 (Class I Directors)

  Raymond A. Lancaster (age 54) joined the Company's Board of Directors in 1988. Since February 1995, Mr. Lancaster has held the position of Managing Partner of Kirtland Capital Partners II L.P., a middle market leveraged buy out partnership. Mr. Lancaster is also currently a member of the Boards of Directors of PVC Container Corporation, Unifrax Corporation, and Instron Corporation.

  J. B. Richey (age 63) joined the Company's Board of Directors in 1987. Since 1984, Mr. Richey has been Senior Vice President of Invacare Corporation, a provider of home healthcare medical equipment. Mr. Richey is also currently a member of the Boards of Directors of Invacare Corporation and Royal Appliance Manufacturing Company.

  Les C. Vinney (age 51) joined the Company's Board of Directors in March 2000 at the same time as he was appointed as the Company's President and Chief Operating Officer, a new position. Mr. Vinney became Senior Vice President and Chief Financial Officer of STERIS in August 1999. He became Senior Vice President Finance and Operations, while continuing as Chief Financial Officer, in October 1999. Immediately prior to Mr. Vinney's employment with STERIS, he most recently served as Senior Vice President and Chief Financial Officer at The BF Goodrich Company, a Fortune 500 manufacturer of advanced aerospace systems, performance materials, and engineered industrial products. During his eight year career with BF Goodrich he held a variety of senior operating and financial management positions, including Vice President and Treasurer, President and CEO of the former Tremco subsidiary, and Senior Vice President, Finance and Administration of BF Goodrich Specialty Chemicals.

Board         The Company's Board of Directors met nine times during the
Meetings      fiscal year ended March 31, 2000. The Board of Directors has an
and           Audit Committee and a Compensation and Nominating Committee.
Committees

  Messrs. Lancaster, Richey, and Samuel are the current members of the Audit Committee. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee met four times during the last fiscal year.

  Messrs. Lancaster, Robertson, and Wilson are the current members of the Compensation and Nominating Committee. The Compensation and Nominating Committee makes recommendations concerning salaries and other compensation for employees of and consultants to the Company, administers the Company's stock option and equity compensation plans, and nominates individuals for election to the Board of Directors. The Compensation and Nominating Committee will consider nominees for the Board of Directors recommended by shareholders. A shareholder desiring to suggest a candidate for consideration by the Compensation and Nominating Committee should send a resume of the candidate's business experience and background to Mr. Dvorak at the Company's Mentor, Ohio offices. The Compensation and Nominating Committee met twice during the last fiscal year.

  Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he served during the last fiscal year.

Compensation
of Executive
Officers
                 Shown below is information concerning the annual, long-term, and other compensation for services in all capacities to the Company for the fiscal years ended March 31, 2000, 1999, and
1998 of those persons who were, at the end of the Company's fiscal year on March 31, 2000, (i) the chief executive officer, (ii) the four other most highly compensated executive officers of the Company, and (iii) the two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that the individuals were not serving as an executive officer as of the end of the fiscal year (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                     ANNUAL       COMPENSATION
                                                  COMPENSATION       AWARDS
                                                ----------------- ------------
Name and Principal Position                Year  Salary  Bonus(1)  Options(2)
---------------------------                ---- -------- -------- ------------
Bill R. Sanford........................... 2000 $520,213 $311,625   100,000
 Chairman of the Board                     1999  466,249  655,856   100,000
 and Chief Executive Officer               1998  383,556  564,823   100,000

Les C. Vinney............................. 2000 $214,865 $200,000   100,000
 President and
 Chief Operating Officer

William A. O'Riordan...................... 2000 $185,805 $ 34,981    20,000
 Corporate Vice President                  1999  137,229   79,718    40,000
 and Group President, Health Care          1998  105,198   51,860    10,000

David C. Dvorak........................... 2000 $186,167 $ 33,763    20,000
 Senior Vice President,                    1999  166,412   84,165    40,000
 General Counsel, and Secretary            1998  146,923   97,700    20,000

Gerard J. Reis............................ 2000 $146,497 $ 29,957    30,000
 Senior Vice President,                    1999  120,330   63,656    40,000
 Associate and Business Relations          1998  107,061   58,627    20,000

Michael A. Keresman, III(3)............... 2000 $243,927 $ 64,515         0
 Former Senior Vice President              1999  219,922  140,760    50,000
 and Chief Information Officer             1998  191,544  185,773    50,000

Thomas J. Magulski(4)..................... 2000 $234,507 $ 64,378         0
 Former Senior Vice President              1999   48,462   56,250    50,000
 and Group President, Scientific &
  Industrial

----------
(1) Amounts are those awarded under the Management Incentive Compensation Plan or the Senior Executive Management Incentive Compensation Plan for the respective fiscal year or as an inducement for the officer to enter into the employ of the Company.

(2) The number of Common Shares underlying options for the fiscal years ended 1998 and 1999 have been adjusted to reflect a 2-for-1 stock split by means of a 100% stock dividend on the Company's Common Shares that was effective August 24, 1998.

(3) Effective August 23, 1999, Mr. Keresman ceased to be an executive officer of the Company.

(4) Effective March 31, 2000, Mr. Magulski ceased to be an executive officer of the Company.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

The following table sets forth, for each of the Named Executive Officers, the exercise of options to purchase the Company's Common Shares during the fiscal year ended March 31, 2000, and the year-end value of unexercised options to purchase the Company's Common Shares granted in the last fiscal year and in prior years and held by the Named Executive Officers at March 31, 2000. All options were granted to the Named Executive Officers under the Company's 1987 Amended and Restated Nonqualified Stock Option Plan, the Company's 1994 Equity Compensation Plan, the Company's 1997 Stock Option Plan, the Company's 1998 Long-Term Incentive Stock Plan, or as an inducement to join the Company.

                                                      Number of
                                                       Shares       Value of
                                                     Underlying    Unexercised
                                                     Unexercised  In-the-Money
                                                     Options at    Options at
                                                    Fiscal Year-  Fiscal Year-
                              Shares                     End         End(2)
                             Acquired      Value    Exercisable/  Exercisable/
  Name                      on Exercise Realized(1) Unexercisable Unexercisable
  ----                      ----------- ----------- ------------- -------------
Bill R. Sanford............   240,000   $3,754,998   1,667,000/    $7,985,796/
                                                        400,000         56,250
Les C. Vinney..............        --           --           0/    $        0/
                                                        100,000          5,625
William A. O'Riordan.......        --           --      95,000/    $  364,375/
                                                         55,000         11,250
David C. Dvorak............        --           --      57,500/    $        0/
                                                         72,500         11,250
Gerard J. Reis.............        --           --      55,000/    $   13,750/
                                                         75,000         16,875
Michael A. Keresman, III...        --           --     458,000/    $2,149,750/
                                                         90,000              0
Thomas J. Magulski(3)......        --           --      82,500/    $  215,938/
                                                         37,500              0

----------
(1) Excess of market price on date of exercise over exercise price.
(2) Excess of $10.25 (market price at fiscal year-end) over exercise price.
(3) Includes 50,000 options received under the Company's 1994 Nonemployee Directors Equity Compensation Plan for services by Mr. Magulski as a director before he became employed by the Company.

Option Grants During Last Fiscal Year

The following table sets forth information with respect to all stock options granted to the Named Executive Officers during the fiscal year ended March 31, 2000.

                                                                               Potential
                                                                              Realizable
                                                                           Value at Assumed
                                                                            Annual Rates of
                                    % of Total                                   Stock
                         Number of   Options                               Appreciation Over
                           Shares   Granted to Exercise                           Ten
                         Underlying Employees   Price                      Year Option Term
                          Options   in Fiscal    Per                      -------------------
  Name                   Granted(1)    Year     Share    Expiration Date     5%       10%
  ----                   ---------- ---------- -------- ----------------- -------- ----------
Mr. Sanford.............  100,000      7.46%   $ 9.6875  February 5, 2010 $615,794 $1,564,360
Mr. Vinney..............   90,000      6.71%   $13.8125 September 2, 2009 $790,203 $2,007,428
Mr. Vinney..............   10,000       .75%   $ 9.6875  February 5, 2010 $ 61,579 $  156,436
Mr. O'Riordan...........   20,000      1.49%   $ 9.6875  February 5, 2010 $123,159 $  312,872
Mr. Dvorak..............   20,000      1.49%   $ 9.6875  February 5, 2010 $123,159 $  312,872
Mr. Reis................   30,000      2.24%   $ 9.6875  February 5, 2010 $184,738 $  469,308

----------
(1) All of the above options were granted on January 5, 2000, as nonqualified options under the Company's 1997 Stock Option Plan, except for the 90,000 options listed as granted to Mr. Vinney which are nonqualified options granted on August 2, 1999, as an inducement to his entering into the employ of the Company. In general, the listed options will vest in equal annual increments over a four-year period from the date of grant.

Employment and Change of Control Agreements

  STERIS is a party to agreements relating to employment with Messrs. Sanford, Vinney, Keresman, and Magulski and to change of control agreements with all of its Named Executive Officers.

  Agreement with Mr. Sanford. Mr. Sanford and the Company are party to an employment agreement pursuant to which Mr. Sanford resigned his position as President of the Company on March 21, 2000 and agreed to continue to serve as the Company's Chairman of the Board and Chief Executive Officer through the Company's 2000 Annual Meeting of Shareholders to be held on July 21, 2000. Pursuant to the agreement, Mr. Sanford will resign as an executive officer of the Company and will leave the Company's Board of Directors at the time of the 2000 Annual Meeting. The agreement contemplates that, for a period of five years thereafter, Mr. Sanford will remain in the employ of the Company as its Executive Founder and Special Executive Advisor, performing such activities as may be assigned to him from time to time by the Board of Directors.

  Under the agreement, the Company will continue to pay Mr. Sanford base salary at the rate of $500,000 per year through July 21, 2000, and he will be eligible to receive a pro rata bonus of $67,500 per month under the Company's Senior Executive Management Incentive Compensation Plan for the four month period ending July 31, 2000.

  On July 21, 2000, the Company will make a lump sum payment to Mr. Sanford in the amount of $3,300,000. For his services as Executive Founder and Special Executive Advisor, the Company will pay Mr. Sanford salary at the rate of $50,000 per year unless he assumes full-time employment with another employer, at which time his salary would be reduced to $12,000 per year.

  The agreement provides that Mr. Sanford's existing stock options that were outstanding as of March 21, 2000 will remain outstanding and continue to vest pursuant to their terms as long as he remains employed by the Company, whether in his current capacity or as Executive Founder and Special Executive Advisor.

  The agreement provides Mr. Sanford with the right to put up to 600,000 of the Company's Common Shares to the Company at any time between July 21, 2001 and February 28, 2002 at a purchase price of $15.00 per share in cash. In addition, the agreement provides that if Mr. Sanford observes all of his obligations thereunder through February 28, 2002, a loan originally made in 1997 in connection with his exercise of certain stock options, together with all accrued interest thereon, will be forgiven by the Company. The loan, which amounted to $2,644,328 as of March 31, 2000, is evidenced by a full recourse promissory note dated April 15, 1998, bears interest at the rate of 5.7% per annum, and is otherwise repayable in a lump sum on or before February 28, 2002.

  Additional benefits to Mr. Sanford under the agreement include the transfer to him of the Company's rights in a key-man universal life insurance policy on his life and participation by him in the Company's insurance, retirement, and other employee benefits programs through July 21, 2005 or the date on which he accepts full-time employment with another employer, whichever is earlier.

  Pursuant to the agreement, Mr. Sanford agreed not to compete with the Company at any time before July 21, 2005, not to solicit any employee or agent of the Company to terminate his or her employment or other relationship with the Company, and to maintain in confidence all of the Company's confidential information. As part of the agreement, Mr. Sanford also released the Company and all of the Company sponsored benefit plans, programs, and arrangements from liability for any and all claims Mr. Sanford had or may have had as of March 21, 2000.

  Agreement with Mr. Vinney. Mr. Vinney and the Company are party to an employment agreement pursuant to which Mr. Vinney is to serve as President and Chief Operating Officer of the Company from March 21, 2000 through a date not later than July 21, 2000 and as President and Chief Executive Officer of the Company from the latter date forward. Effective April 1, 2000, Mr. Vinney's base salary was set at $400,000 per year, increasing to $575,000 per year effective when he assumes the title of Chief Executive Officer. For that part of fiscal 2001 during which he acts as Chief Operating Officer, Mr. Vinney is to be a participant in the STERIS Management Incentive Compensation Plan with a full year target bonus of $320,000 based on overall corporate targets established under that plan for fiscal 2001. For that part of fiscal 2001 during which he acts as Chief Executive Officer, Mr. Vinney is to be a participant in the Senior Executive Management Incentive Compensation Plan with a full year target bonus of $575,000 based upon overall corporate achievement for fiscal 2001.

  The agreement provides that the Company will grant a nonqualified stock option to Mr. Vinney with respect to not less than 250,000 Common Shares on the next date on which the Company grants options to other executives and that he will be eligible for further option grants in accordance with Company practices.

  If Mr. Vinney is not appointed Chief Executive Officer by July 21, 2000, the Company is to make a lump sum payment to him equal to $1,120,000 plus the value of all accrued but unused vacation time and the Company is to continue in effect, through July 21, 2001, all benefits to which Mr. Vinney had been entitled as Chief Operating Officer.

  Agreement with Mr. Keresman. Mr. Keresman and the Company are party to an agreement pursuant to which Mr. Keresman resigned as an officer of STERIS on August 23, 1999 and agreed to remain in the part-time employ of the Company through September 30, 2000. Pursuant to the agreement, Mr. Keresman's base compensation and entitlement to a bonus under the Management Incentive Compensation Plan were continued through September 30, 1999 and his base salary under the agreement from and after that date was set at $20,000 per month. In addition, the Company is to provide Mr. Keresman with medical insurance coverage through September 30, 2000 at the same levels and employee contributions as in the case of full time Company employees. While he remains in the employ of the Company, Mr. Keresman's rights under stock options previously granted to him will continue to vest in accordance with the terms of the plans pursuant to which those options were granted. The agreement confirms Mr. Keresman's obligations under various noncompetition and nondisclosure agreements that he had previously executed in favor of the Company and requires Mr. Keresman to maintain in confidence all of the Company's confidential information. As part of the agreement, Mr. Keresman also released the Company and all of the Company sponsored benefit plans, programs, and arrangements from liability for any and all claims he had or may have had as of August 23, 1999.

  Agreement with Mr. Magulski. Mr. Magulski and the Company are party to an agreement pursuant to which Mr. Magulski resigned as an officer of STERIS on March 31, 2000 and agreed to remain in the part-time employ of the Company through September 30, 2001. Pursuant to the agreement, Mr. Magulski's base compensation from and after April 1, 2000 was set at the rate of $223,334 per year. In addition, the Company is to provide Mr. Magulski with relocation assistance, pursuant to the Company's relocation policy, and with medical insurance coverage through September 30, 2001 at the same levels and employee contributions as in the case of full time Company employees. While he remains in the employ of the Company, Mr. Magulski's rights under stock options previously granted to him will continue to vest in accordance with the terms of the plans pursuant to which those options were granted. The agreement confirms Mr. Magulski's obligations under various noncompetition and nondisclosure agreements that he had previously executed in favor of the Company and requires Mr. Magulski to maintain in confidence all of the Company's confidential information. As part of the agreement, Mr. Magulski also released the Company and all of the Company sponsored benefit plans, programs, and arrangements from liability for any and all claims he had or may have had as of March 31, 2000.

  Change of Control Agreements. STERIS is a party to change of control agreements with all of its Named Executive Officers, including Messrs.
Sanford, Vinney, O'Riordan, Dvorak, and Reis. Except in the cases of Messrs. Sanford and Vinney, the agreements provide that if, at any time within two years after the occurrence of a change of control, the officer's employment is terminated by STERIS (except for cause, disability, or death) or the officer terminates employment because the officer's base salary or bonus participation is reduced or relocation is made a condition of the officer's employment, STERIS will pay to the officer a lump sum severance benefit equal to three years compensation (base salary and average annual incentive compensation). Each such change of control agreement also provides a three-month window period, commencing on the first anniversary of the change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to two years compensation (base salary and average annual incentive compensation) if, at any time before the officer's resignation, the officer determines in good faith that (a) the officer's position, responsibilities, duties, or status with STERIS are materially changed from those in effect before the change of control, (b) the officer's reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) the officer's career prospects have been in any way diminished as a result of the change of control.

  Under their change of control agreements, each of Mr. Sanford and Mr. Vinney will be able to terminate his employment and be entitled to a lump sum payment equal to three years compensation (base salary and average annual incentive compensation) if, at any time within two years after a change of control, he determines in good faith that he is unable to carry out the authorities, powers, functions, responsibilities, or duties that he formerly had in his positions and offices at STERIS before the change of control, in the same manner as he was able to do before the change of control. Mr. Sanford or Mr. Vinney, as the case may be, would also be entitled to these same benefits if his employment were terminated by STERIS within two years of a change of control for any reason other than cause, death, or disability. Pursuant to the employment agreement between Mr. Sanford and the Company described above in this section, Mr. Sanford's change of control agreement will expire on July 21, 2000 if no change of control occurs on or before that date.

  An officer who is entitled to a lump sum severance benefit (whether equal to three years or two years of compensation) under a change of control agreement will also be paid (a) accrued base salary and vacation pay through the date of termination, (b) payments under the Management Incentive Compensation Plan for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (c) the cost of continuing health benefits through the third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years of compensation) of the termination date or, if earlier, the date the officer secures other employment. In addition, each change of control agreement provides for a tax gross-up if any payment to an officer exceeds the limit specified in Section 280G of the Internal Revenue Code so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply. For purposes of the change of control agreements, "cause" includes conviction of a felony, dishonesty in the course of employment that is inimical to the best interests of STERIS, unreasonable neglect of the officer's duties and responsibilities, or competing with STERIS.

Board
Compensation
             Each director who is not an employee of the Company is paid a retainer of $24,000 per year plus $1,000 for each Board meeting attended in excess of four meetings per year and $500 for each committee meeting attended in excess of two committee meetings per year. At the beginning of each year of service on the Board, $14,000 of the annual retainer is paid in Restricted Common Shares granted under the 1994 Nonemployee Directors Equity Compensation Plan and each director automatically receives a stock option for 10,000 of the Company's Common Shares. The Restricted Common Shares are subject to forfeiture if the director does not serve for a full year following grant of those shares. All directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Report of
Compensation
and
Nominating
Committee
             The Board of Directors of the Company has delegated to the Compensation and Nominating Committee responsibility for determining executive compensation. The Committee is comprised of three independent nonemployee directors who have no interlocking relationships with the Company as defined by the Securities and Exchange Commission.

  The Company has adopted, and the Compensation and Nominating Committee has approved, a compensation policy for executives under which, in addition to base salaries, a significant portion of current compensation during each fiscal year is linked directly to the Company's performance in that year and a significant portion of total compensation is provided in the form of stock options, thereby linking total compensation to the long-term performance of the Company's Common Shares.

  In setting the level of base salaries and annual incentive compensation opportunities for executives, the Compensation and Nominating Committee takes into account the recommendations of an independent compensation consulting firm that are based upon compensation practices in comparable companies. The Compensation and Nominating Committee believes that the compensation policy developed with the assistance of the consulting firm will enable the Company to attract and retain qualified individuals as executives and to motivate those individuals to perform to their highest abilities and work toward the achievement of annual performance goals that will increase shareholder value.

  The Company's Management Incentive Compensation Plan for fiscal 2000 provided for payment of bonuses to participants if the Company achieved certain net revenue, operating income, and net income objectives set by the Board of Directors. For fiscal 2000, the plan provided for target potential bonuses ranging from 20% to 75% of a participant's base salary. In general, no incentive compensation was payable unless the plan objectives were at least 80% achieved. Above this threshold, actual payouts were made as a percentage of target bonuses in direct proportion to achievement of plan objectives up to a maximum of 120% of target. If threshold levels were achieved during a quarter and year-to-date, partial payouts were made at the end of each quarter with the remainder being withheld pending achievement of a threshold level of net income by the Company for the entire fiscal year. Based upon the extent to which the Company achieved the net revenue and operating income objectives set by the Board of Directors for fiscal 2000, bonuses were paid on average at approximately 28% of target levels under the Management Incentive Compensation Plan to all Named Executive Officers eligible under the plan for the entire fiscal year.

  For fiscal 2000, the Compensation and Nominating Committee set Mr. Sanford's base salary at $500,000 per annum, having determined that this level of base salary continued to be appropriate in view of the primary role played by Mr. Sanford in the management of the Company. For fiscal 2000, based upon the extent to which the Company achieved the net revenue, operating income, and net income objectives set by the Board of Directors for that year for purposes of the Senior Executive Management Incentive Compensation Plan, Mr. Sanford was paid a bonus of $311,625.

  The Compensation and Nominating Committee has developed a practice of considering the grant of options to key employees each year and has followed this practice in the case of Mr. Sanford. On January 5, 2000, in accordance with that practice, the Compensation and Nominating Committee granted to Mr. Sanford a nonqualified stock option to purchase 100,000 Common Shares at the then current market price of $9.6875 per share. The Compensation and Nominating Committee believes that both this most recent grant and the general practice of granting annual options to Mr. Sanford are appropriate in recognition of Mr. Sanford's contributions to the management of the Company.

  Section 162(m) of the Internal Revenue Code prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year that it or any subsidiary pays to specified executives. Those specified executives are the Chief Executive Officer and the four other most highly paid executive officers of the Company serving as executive officers of the Company at the end of the fiscal year. Compensation that is contingent on the attainment of performance goals is excluded from the deduction limit and is therefore deductible without regard to the $1 million limit. The Company's 1998 Long-Term Incentive Stock Plan and its Senior Executive Management Incentive Compensation Plan are designed so that compensation paid under those plans can qualify as performance-based compensation and therefore be excluded from the calculation of the $1 million limit. The general position of the Company with respect to Section 162(m) is that the Company will seek to qualify compensation paid to its executive officers in such a way as to satisfy the requirements of Section 162(m) where it appears to the Compensation and Nominating Committee to be in the best interests of the Company to do so. However, from time to time there may be circumstances in which the Compensation and Nominating Committee concludes that the best interests of the Company will be served by a compensation arrangement that does not satisfy those requirements and, in those circumstances, the Company may proceed without complying with the requirements of Section 162(m).

  As noted above, when making its determinations as to the levels of salary, annual incentive compensation opportunity, and stock option grants to the various executive officers, the Compensation and Nominating

Committee considers compensation data from other companies gathered and analyzed by an independent compensation consulting firm. Taking into account that data and the need to provide competitive levels of compensation to retain and to motivate those executives to continue providing services to the Company, it is the judgment of the Compensation and Nominating Committee that the compensation program described above and the levels of compensation paid to executive officers of the Company during fiscal 2000 are appropriate.

                                          Compensation and Nominating
                                           Committee
                                          Board of Directors
                                           Raymond A. Lancaster
                                           Jerry E. Robertson
                                           Loyal W. Wilson

                            STOCK PERFORMANCE GRAPH

  The following graph shows the cumulative performance for STERIS Corporation's Common Shares over the last five years compared with the performance of the Standard & Poor's 500 Index, the Standard & Poor's Midcap 400 Index, the Standard & Poor's Health Care Sector Index, and the Dow Jones Medical Supplies Index. The graph assumes $100 invested as of March 31, 1995 in the Company's Common Shares and in each of the named indices. The performance shown is not necessarily indicative of future performance.

                           [STOCK PERFORMANCE GRAPH]
                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG STERIS CORPORATION, THE STANDARD & POOR'S 500 INDEX,
     THE STANDARD & POOR'S MIDCAP 400 INDEX, THE STANDARD & POOR'S HEALTH
          CARE SECTOR INDEX, AND THE DOW JONES MEDICAL SUPPLIES INDEX

                                    [GRAPH]

                                          Cumulative Total Return
                                ---------------------------------------------
                                 3/95    3/96    3/97    3/98    3/99    3/00

STERIS CORPORATION              100.00  150.00  121.88  270.00  266.25  102.50
S & P 500                       100.00  132.11  158.30  234.27  277.52  327.32
S & P MIDCAP 400                100.00  128.49  142.13  211.83  213.00  294.00
S & P HEALTH CARE SECTOR        100.00  147.42  179.60  287.90  370.85  327.29
DOW JONES MEDICAL SUPPLIES      100.00  124.34  168.63  207.77  248.78  189.88


* $100 INVESTED ON 3/31 IN STOCK OR INDEX -
 INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING MARCH 31.

2001
Shareholder
Proposals
             The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the next Annual Meeting of Shareholders is expected to be February 23, 2001. In the event, however, that the date of the 2001 Annual
Meeting is changed by more than 30 calendar days from the date currently contemplated, a proposal must be received by the Company a reasonable time before the solicitation in connection with the meeting is made.

  Additionally, a shareholder may submit a proposal for consideration at the next Annual Meeting of Shareholders, but not for inclusion in the Proxy Statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year's annual meeting, which deadline, given a July 21, 2000 Annual Meeting, will be March 23, 2001. For a proposal to be properly requested by a shareholder to be brought before the Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of STERIS's Amended and Restated Regulations, not just the timeliness requirement described above.

Independent
Auditor
             Ernst & Young LLP has been appointed as the Company's independent auditor for the fiscal year ending March 31, 2001, pursuant to the recommendations of the Audit Committee of the Board of
Directors. A representative of Ernst & Young is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and to answer appropriate questions with respect to that firm's audit of the Company's financial statements and records for the fiscal year ended March 31, 2000.

Annual
Report
             The integrated Annual Report and Form 10-K of the Company for the fiscal year ended March 31, 2000, which includes financial statements for the Company for the fiscal year then ended, is being mailed to each shareholder of record with this Proxy Statement.

                                  By Order of the Board of Directors

                                  /s/ David C. Dvorak
                                  David C. Dvorak
                                  Secretary

June 22, 2000

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